WARRANT AMENDMENT

This WARRANT AMENDMENT (this “Amendment”) is dated as of March 24, 2010 by and among QKL Stores Inc., a Delaware corporation (the “Company”), and Vision Opportunity China LP.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Warrant (as defined below).

R E C I T A L S

WHEREAS, the Company entered into a Securities Purchase Agreement  (the “Securities Purchase Agreement”), dated as of March 28, 2008, pursuant to which the Company conducted a private offering solely to accredited investors pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, of its series A preferred stock and series A and series B warrants; and

WHEREAS, pursuant to Sections 4(d), (e) and (f) of the Series A Warrant to Purchase Shares of Common Stock of the Company that were delivered to the Purchasers (as defined in the Securities Purchase Agreement) pursuant to the Securities Purchase Agreement (the “Warrant”), the investors had certain anti-dilution protection in the event the Company issues any Additional Shares of Common Stock or Common Stock Equivalents at a price per share less than the Warrant Price then in effect; and

WHEREAS, the Company has requested that the Majority Holders amend the Warrant to delete Sections 4(d), (e) and (f) thereof; and agree that in lieu of such provisions the Majority Holders of the Warrant shall have a right to pre-approve any issuance of Additional Shares of Common Stock and Common Stock Equivalents at a price less than the Warrant Price then in effect and give retroactive effect to such amendment; and

WHEREAS, pursuant to Section 11 of the Warrant, no provision of the Warrant may be amended without the written consent of the Company and the Majority Holders; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Amendment. Pursuant to Section 11 of the Warrant, the parties hereto hereby amend the Warrant, as of the date hereof, by:

(a) deleting Sections 4(d) and (e);

(b) deleting the text of Section 4(f) and replacing it with the following:

“Issuance of Additional Shares of Common Stock and Common Stock Equivalents.
Until March 27, 2013, the Issuer shall not issue any Additional Shares of Common Stock or Common Stock Equivalents (otherwise than as provided in the foregoing subsections (a) through (c) of this Section 4), at a price per share less than the Warrant Price then in effect or without consideration, without the prior written consent of the Majority Holders.”

2.           Effective Time.  The parties hereto acknowledge and agree that, due to an administrative error, the Warrant was not formally amended on December 31, 2008, and that, in accordance with the intention of the parties, this Amendment shall be retroactive from and including, December 31, 2008.

3.           Effect on Transaction Documents.  Except as set forth above, the Securities Purchase Agreement, the Warrant and any other documents related thereto, shall remain in full force and effect and are hereby ratified and confirmed.

4.           Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

5.           Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

6.           Severability. If any provision of this Amendment shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Amendment or the validity or enforceability of this Amendment in any other jurisdiction.

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[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

QKL STORES INC.
By: /s/ Zhuangyi Wang
Name: Zhuangyi Wang
Title: Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

VISION OPPORTUNITY CHINA LP

By: /s/ Adam Benowitz
Name: Adam Benowitz
Title: Authorized Signatory